Exhibit 4.5

DESCRIPTION OF THE
8½% DEBENTURES DUE 2022

The following summary of our 8½% Debentures due 2022 ( the “Debentures”) is based on and qualified by the Indenture, dated as of February 1, 1991, between Deere & Company (the “Company”) and the Bank of New York Mellon (formerly known as The Bank of New York, successor Trustee to The Chase Manhattan Bank, successor Trustee to Continental Bank), as trustee (the “Trustee”) (the “Indenture”). This summary is not complete and is subject to, and qualified in its entirety by reference to, the actual Indenture. For a complete description of the terms and provisions of the Company’s notes, refer to the Indenture, which is available from the Company upon request.  Throughout this exhibit, references to the “Company,” “we,” “our,” and “us” refer to Deere & Company.

We issued $200,000,000 aggregate principal amount of the Debentures on January 9, 1992. The Debentures were issued under the Indenture and pursuant to a Prospectus dated January 3, 1992 (the “Prospectus”) and the Prospectus Supplemented dated January 3, 1992 (the “Prospectus Supplement”).  The Debentures were limited to $200,000,000 aggregate principal amount.

The Indenture governs our obligations under the Debentures. The terms of the Debentures include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). The Debentures are subject to all such terms.

The Debentures are traded on the New York Stock Exchange under the symbol “DE22.”

We have issued a significant amount of other debt securities under the Indenture that have neither been registered pursuant to Section 12 of the Securities Exchange Act of 1934 nor listed on the NYSE. You should refer to our description of the amount of debt outstanding as disclosed in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in other filings with the Securities and Exchange Commission.

The Indenture provides that additional unsubordinated, unsecured debt securities of the Company unlimited as to aggregate principal amount may be issued in one or more series thereunder, in each case as authorized from time to time by the Board of Directors of the Company. (Section 301) The Debt Securities referred to on the cover page of the Prospectus and any such additional debt securities so issued under the Indenture are herein collectively referred to, when a single Trustee is acting for all, as the “Indenture Securities.”

Defined terms used in this description but not defined in this summary have the meanings assigned to them in the Indenture.

General

The Debentures will mature on January 9, 2022 (the “Maturity Date”). The Debentures are unsecured and unsubordinated obligations of the Company.

The Debentures are not subject to any sinking fund.

The Debentures were issued in denominations of $1,000 and any integral multiple thereof.

Interest and Interest Rates

Interest on the Debentures accrues at a rate of 8½% per year and is payable on January 9 and July 9 of each year (each an “Interest Payment Date”), commencing on July 9, 1992. We pay interest to those persons who were holders of record of the Debentures on the December 24 and June 24 immediately before the Interest Payment Dates. Interest is computed on the basis of a 360-day year of twelve 30-day months.

Principal and interest will be payable, and transfers of the Debentures will be registrable, at the offices or agencies of the Company maintained for that purpose in Chicago, Illinois and New York, New York; provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the securities register.

Redemption

The Debentures may not be redeemed by the Company prior to maturity.

Events of Default

The Indenture provides, with respect to the Debentures, that the following shall constitute Events of Default: (i) default in the payment of any interest upon or any Additional Amounts payable in respect of the Debentures, or of any coupon appertaining thereto, when the same becomes due and payable, continued for 30 days; (ii) default in the payment of the principal of or any premium on the Debentures at their maturity; (iii) default in the performance, or breach, of any covenant or warranty of the Company in the Indenture with respect to the Debentures, continued for 60 days after written notice to the Company; (iv) certain events in bankruptcy, insolvency or reorganization; and (v) any other Event of Default provided with respect to the Debentures. (Section 501) The Company is required to file with the Trustee, annually, an officer’s certificate as to the Company’s compliance with all conditions and covenants under the Indenture. (Section 1006) The Indenture provides that the Trustee may withhold notice to the holders of Debentures of any default (except payment defaults on the Debentures) if it considers it in the interest of the holders of the Debentures to do so. (Section 601)

If an Event of Default with respect to the Debentures shall occur and be continuing, the Trustee or the holders of not less than 25% in principal amount of outstanding Debentures may declare the outstanding Debentures due and payable immediately. (Section 502)

Subject to the provisions relating to the duties of the Trustee, in case an Event of Default with respect to the Debentures shall occur and be continuing, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders of the Debentures, unless such holders shall have offered to the Trustee reasonable indemnity and security against the expenses and liabilities which might be incurred by it in compliance with such request. (Section 507 and TIA Section 315) Subject to such provisions for the indemnification of the Trustee, the holders of a majority in principal amount of the outstanding Debentures shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture, or exercising any trust or power conferred on the Trustee with respect to the Debentures. (Section 512)

The holders of not less than a majority in principal amount of the outstanding Debentures may on behalf of the holders of all the Debentures and any related coupons waive any past default under the Indenture with respect to such series and its consequences, except a default (i) in the payment of the principal of (or premium, if any) or interest on or Additional Amounts payable in respect of any Debentures, or (ii) in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding Debenture affected thereby. (Section 513)

Merger or Consolidation

The Indenture provides that the Company may not consolidate with or merge with or into any other corporation or convey or transfer its properties and assets substantially as an entirety to any person, unless either the Company is the continuing corporation or such corporation or person assumes by supplemental indenture all the obligations of the Company under the Indenture and the securities issued under the Indenture (the “Indenture Securities”) and immediately after the transaction no default shall exist. In addition, no such consolidation, merger or transfer may be made if as a result thereof any property or assets of the Company or a restricted subsidiary would become subject to any mortgage or other encumbrance, unless either (i) such mortgage or other encumbrance could be created pursuant to Section 1004 (see “Limitation on Liens” below) without equally and ratably securing the any Indenture Securities or (ii) such Securities Indenture are secured equally and ratably with or prior to the debt secured by such mortgage or other encumbrance. (Section 801)

Modification and Amendment

Modification and amendment of the Indenture may be made by the Company and the Trustee with the consent of the holders of not less than a majority in principal amount of all outstanding Indenture Securities that are affected by such modification or amendment; provided that no such modification or amendment may, without the consent of the holder of each outstanding Indenture Security affected thereby, among other things: (i) change the stated maturity of the principal of (or premium, if any, on) or any installment of principal of or interest on any such Indenture Security; (ii) reduce the principal amount or the rate of interest on or any Additional Amounts payable in respect of, or any premium payable upon the redemption of, any such Indenture Security; (iii) change any obligation of the Company to pay Additional Amounts in respect of any such Indenture Security; (iv) reduce the amount of the principal of an original issue discount Indenture Security that would be due and payable upon a declaration of acceleration of the maturity thereof;(v) adversely affect any right of repayment at the option of the holder of any such Indenture Security; (vi) change the place or currency of payment of principal of, or any premium or interest on, any such Indenture Security; (vii) impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof or any redemption date or repayment date therefor; (viii) reduce the above-stated percentage of holders of such outstanding Indenture Securities necessary to modify or amend the Indenture or to consent to any waiver thereunder or reduce the requirements for voting or quorum described below; or (ix) modify the foregoing requirements or reduce the percentage of such outstanding Indenture Securities necessary to waive any past default or compliance with certain restrictive provisions. (Section 902)

The holders of a majority in aggregate principal amount of outstanding Indenture Securities have the right to waive compliance by the Company with certain covenants. (Section 1008)

Modification and amendment of the Indenture may be made by the Company and Trustee without the consent of any holder, for any of the following purposes: (i) to evidence the succession of another person to the Company as obligor under the Indenture; (ii) to add to the covenants of the Company for the benefit of the holders of all or any series of Indenture Securities; (iii) to add Events of Default for the benefit of the holders of all or any series of Indenture Securities; (iv) to add or change any provisions of the Indenture to facilitate the issuance of Bearer Securities; (v) to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are no outstanding Indenture Securities of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Indenture Securities pursuant to the requirements of Section 801 or Section 1004 of the Indenture, or otherwise; (vii) to establish the form or terms of Indenture Securities of any series and any related coupons; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in the Indenture, provided such action does not adversely affect the interests of holders of Indenture Securities of any series in any material respect; or (x) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of Indenture Securities, provided such action shall not adversely affect the interests of the holders of any Indenture Securities in any material respect. (Section 901)

Defeasance and Covenant Defeasance

The Indenture provides that the Company may elect either (a) to defease and be discharged from any and all obligations with respect to such Debentures and any related coupons (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debentures and the obligations to register the transfer or exchange of such Debentures and any related coupons, to replace temporary or mutilated, destroyed, lost or stolen Debentures and any related coupons, to maintain an office or agency in respect of such Debentures and any related coupons and to hold moneys for payment in trust) (“defeasance”) (Section 1402) or (b) to be released from its obligations with respect to such Debentures and any related coupons under Sections 1004 and 1005 of the Indenture (being the restrictions described under “Limitation on Liens” and “Limitation on Sale and Lease-back Transactions”, respectively)or, if provided pursuant to Section 301 of the Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debentures and any related coupons (“covenant defeasance”) (Section 1403), in either case upon the irrevocable deposit by the Company with the Trustee (or other qualifying trustee), in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debentures and any related coupons are then specified as payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such Debentures and any related coupons (with such applicability being determined on the basis of the currency, currency unit or composite currency in which such Debentures are then specified as payable at stated maturity) which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest, if any, on such Debentures and any related coupons, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

Such a trust may only be established if, among other things, the Company has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the holders of such Debentures and any related coupons will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance under clause (a) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture. (Section 1404)

“Government Obligations” means securities which are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debentures of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debentures are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt. (Section 101)

If, after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debentures of any series, (a) the holder of a Debenture is entitled to, and does, elect pursuant to the terms of such Debenture to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debenture, or (b) the currency, currency unit or composite currency in which such deposit has been made in respect of any Debenture ceases to be used by its government of issuance, the indebtedness represented by such Debenture shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest, if any, on such Debenture as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debenture into the currency, currency unit or composite currency in which such Debenture becomes payable as a result of such election or such cessation of usage based on the applicable Market Exchange Rate. (Section 1405)

In the event the Company effects covenant defeasance with respect to any Debentures and any related coupons and such Debentures and any related coupons are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (iv) under “Events of Default” with respect to Sections 1004 and 1005 of the Indenture (which Sections would no longer be applicable to such Debentures or any related coupons)or described in clause (iv) or (vi) under “Events of Default” with respect to any other covenant with respect to which there has been defeasance, the amount in such currency, currency unit or composite currency in which such Debentures and any related coupons are payable, and Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on such Debentures and any related coupons at the time of their stated maturity but may not be sufficient to pay amounts due on such Debentures and any related coupons at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

Resignation of Trustee

The Trustee may resign or be removed with respect to one or more series of the Indenture Securities and a successor Trustee may be appointed to act with respect to such series. (Section 608) In the event that two or more persons are acting as Trustee with respect to different series of Indenture Securities, the Trustee shall be a Trustee of a trust under the Indenture separate and apart from the trust administered by any other such Trustee (Section 609), and any action described herein to be taken by the “Trustee” may then be taken by each such Trustee with respect to, and only with respect to, the one or more series of Indenture Securities for which it is Trustee.

Limitation on Liens

The Company covenants in the Indenture that it will not, nor will it permit any restricted subsidiary to, incur, assume or guarantee any debt (herein referred to as “Debt”) if such Debt is secured by any mortgage, security interest, pledge, lien or other encumbrance (herein referred to as “mortgage” or “mortgages”) upon any Important Property of the Company or any restricted subsidiary or any shares of stock or indebtedness of any restricted subsidiary, whether owned at the date of the Indenture or thereafter acquired, without effectively securing the Indenture Securities equally and ratably with or prior to such Debt. The foregoing restriction does not apply to: (i) mortgages on any property acquired, constructed or improved after the date of the Indenture which are created or assumed within 120 days after such acquisition, construction or improvement to secure or provide for the payment of the purchase price or cost thereof incurred after the date of the Indenture, or existing mortgages on property acquired, provided such mortgages shall not apply to any Important Property theretofore owned by the Company or a restricted subsidiary other than theretofore unimproved real property; (ii) mortgages existing on any property acquired from a corporation merged with or into, or substantially all of the assets of which are acquired by, the Company or a restricted subsidiary; (iii) mortgages on property of any corporation existing at the time it becomes a restricted subsidiary; (iv) mortgages securing Debt owed by a restricted subsidiary to the Company or to another restricted subsidiary; (v) mortgages in favor of governmental bodies to secure advance or other payments pursuant to any contract or statute or to secure indebtedness incurred to finance the purchase price or cost of constructing or improving the property subject to such mortgages, including mortgages to secure tax exempt pollution control revenue bonds;(vi) sales of receivables; (vii) certain other liens not related to the borrowing of money; and (viii) extensions, renewals or replacements of the foregoing. (Section 1004)

The foregoing restrictions do not apply to the incurrence, assumption or guarantee by the Company or any restricted subsidiary of Debt secured by a mortgage that would otherwise be subject to such restrictions up to an aggregate amount which, together with all other Debt secured by mortgages (not including secured Debt permitted under the foregoing exceptions) and the Attributable Debt (generally defined as the discounted present value of net rental payments) associated with Sale and Lease-back Transactions (as defined ) existing at such time (other than Sale and Lease-back Transactions the proceeds of which have been or will be applied as set forth in clause (iii) or (iv) under “Limitation on Sale and Lease-back Transactions”, and other than Sale and Leaseback Transactions in which the property involved would have been permitted to be mortgaged under clause (i) above), does not exceed 5% of Consolidated Net Tangible Assets (as de fined) of the Company and its consolidated subsidiaries, as shown on the audited consolidated balance sheet contained in the latest annual report to stockholders of the Company. (Section 1004)

The term “restricted subsidiary” is defined in the Indenture to mean any subsidiary (i) engaged in, or whose principal assets consist of property used by the Company or any restricted subsidiary in, the manufacture of products within the United States of America or Canada or in the sale of products principally to customers located in the United States of America or Canada except any corporation which is a retail dealer in which the Company has, directly or indirectly, an investment under an arrangement providing for the liquidation of such investment, or (ii) which the Company shall designate as a restricted subsidiary. (Section 1004)

The term “Important Property” is defined in the Indenture to include: (i) any manufacturing plant, including its machinery and equipment, used by the Company or a restricted subsidiary primarily for the manufacture of products to be sold by the Company or such restricted subsidiary; (ii) the executive office and administrative building of the Company in Moline, Illinois; and (iii) research and development facilities; except in any case property of which the fair value as determined by the Board of Directors does not at the time exceed 1% of Consolidated Net Tangible Assets of the Company and its consolidated subsidiaries, as shown on the audited consolidated balance sheet contained in the latest annual report to stockholders of the Company. (Section 1004)

Limitation on Sale and Lease-back Transactions

The Company covenants in the Indenture that neither it nor any restricted subsidiary will enter into any arrangement providing for the leasing to the Company or any restricted subsidiary of any Important Property (except for temporary leases for a term, including renewals, of not more than three years) which has been or is to be sold by the Company or such restricted subsidiary to the lessor unless the net proceeds are at least equal to the fair value (as determined by the Board of Directors) of such property and either (i) the Company or such restricted subsidiary would be entitled to incur Debt secured by a mortgage on the Important Property to be leased without securing the Indenture Securities under clause (i) of the first paragraph under the preceding caption “Limitation on Liens”, or (ii) the Attributable Debt associated therewith would be an amount permitted under the second paragraph under the preceding caption, or (iii) the Company applies an amount equal to the fair value of such property to the retirement of Indenture Securities or certain long-term indebtedness of the Company or a restricted subsidiary, or (iv) the Company enters into a bona fide commitment to expend for the acquisition or improvement of an Important Property an amount at least equal to the fair value of such property. (Section 1005)

The Trustee

The Bank of New York Mellon is a bank with which the Company maintains ordinary banking relationships and from which the Company has obtained credit facilities and lines of credit. The Bank of New York Mellon also serves as trustee under other indentures under which the Company or a subsidiary of the Company is the obligor.

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